Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 1st Quarter 2003 Financial Results

First Quarter 2003 Sales Grow 75% Over First Quarter 2002

For Immediate Release

May 6, 2003

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Tuesday, May 6, 2003 – Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today its financial results for the three months ended March 31, 2003. Product sales for the first quarter of 2003 grew 75% to $3,215,000, as compared to $1,838,000 for the first quarter of 2002. Orthovita has grown its product sales for the tenth consecutive quarter. Approximately 93% of 2003 product sales to-date were from VITOSS® and IMBIBE™ sales in the U.S., which is consistent with 2002. The remaining sales, during the first quarter of both 2003 and 2002, were primarily a result of VITOSS and CORTOSS® sales in Europe. The gross profit percentage for the first quarter of 2003 of 84% is comparable to 82% realized for the first quarter of 2002.

The net loss for the first quarter of 2003 was $2,493,000, as compared to a net loss of $3,343,000 for the same period in 2002. The first quarter of 2003 is the ninth consecutive quarter of decreasing operating loss.

The net loss applicable to common shareholders for the first quarter of 2003 was $3,048,000 or $0.15 per basic and diluted common share on 20,391,509 weighted average common shares outstanding. The net loss applicable to common shareholders included dividends of $555,000, of which $269,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock. The net loss applicable to common shareholders for the first quarter of 2002 was $3,343,000 or $0.16 per basic and diluted common share on 20,773,190 weighted average common shares outstanding.

“We successfully achieved all of our operating goals for the first quarter of 2003 and we continue to be focused around three basic objectives — drive sales growth, execute on our clinical trial programs, and control spending to drive down the net loss,” said Joseph M. Paiva, Chief Financial Officer of Orthovita, Inc.

Operating expenses for the three months ended March 31, 2003 were $5,097,000 as compared to $4,815,000 for the same period in 2002. General & administrative expenses of $1,181,000 for the three months ended March 31, 2003, were comparable to the $1,213,000 incurred during the same period in 2002. Selling & marketing expenses of $2,804,000 for the three-month period ended March 31, 2003 increased $931,000 over the $1,873,000 incurred during the comparable period last year. Approximately half of the increase in selling and marketing expenses was due to increased commissions paid to the independent sales agencies in the U.S. as a result of higher product sales and enhancements made to the independent sales agencies’ commission plans, and the other half was due to headcount additions as we completed building our sales management team in support of growing U.S. product sales. Research & development expenses decreased $617,000 to $1,112,000 for the three months ended March 31, 2003 as compared to the $1,729,000 incurred during the same period in 2002 due to the completion of process development activities primarily related to the commercial scale manufacturing of CORTOSS.

Cash, cash equivalents and short-term investments were $15,021,000 at March 31, 2003, in comparison to $19,167,000 at December 31, 2002. Cash used in operations was $3,834,000 and included the payment of $866,000 as required pursuant to the agreement with Paul Capital Royalty Acquisition Fund, L.P., which will be credited against royalty payments earned over the remainder of 2003.

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will review and discuss the first quarter 2003 financial results on May 6, 2003 at 8:30 a.m. eastern time when they will host a conference call. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 78799. Please dial in five to ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning May 6, 2003, at 9:30 a.m. eastern time, and ending May 13, 2003, at midnight eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 78799.

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

We have applied our technologies to the development of several products, VITOSS® Synthetic Cancellous Bone Void Filler, CORTOSS® Synthetic Cortical Bone Void Filler and RHAKOSS™ Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we have developed IMBIBE™ Bone Marrow Aspirate Syringe used with VITOSS and ALIQUOT™ Microdelivery System used with CORTOSS.

Orthovita also pursues opportunities to work jointly with other leaders in biomaterial research and product development. Orthovita established a collaboration with Kensey Nash Corporation (Nasdaq: KNSY) to commercialize new products based on Orthovita’s proprietary, ultra porous VITOSS bone void filler material in combination with proprietary Kensey Nash biomaterials. The new products to be developed under this collaboration are expected to broaden the spectrum of surgical operations available to our surgeon customers and enhance the deliverability of our VITOSS product line.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS is cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation and vertebral augmentation procedures including compression fractures caused by osteoporosis and invasive tumors. CORTOSS is not available for commercial distribution in the U.S. We are conducting clinical studies of CORTOSS required for approval in the U.S. In addition, we completed post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation.

RHAKOSS is under development as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including, without limitation, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended March 31,
	2003	2002
Statements of Operations Data:
Product sales	$3,215,135	$1,838,389
Cost of sales	507,958	333,961

Gross profit	2,707,177	1,504,428

General & administrative expenses	1,180,589	1,213,055
Selling & marketing expenses	2,804,139	1,873,291
Research & development expenses	1,111,827	1,728,740

Total operating expenses	5,096,555	4,815,086

Operating loss	(2,389,378)	(3,310,658)
Other expense, net	(103,767)	(32,696)

Net loss	(2,493,145)	(3,343,354)
Dividends on preferred stock	(555,354)	—

Net loss applicable to common shareholders	$(3,048,499)	$(3,343,354)

Net loss per share applicable to common shareholders, basic and diluted	$(.15)	$(.16)

Weighted average number of common shares outstanding, basic and diluted	20,391,509	20,773,190

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	March 31, 2003	December 31, 2002
Condensed Balance Sheets Data:
Cash and cash equivalents	$11,028,754	$15,175,268
Short-term investments	3,992,000	3,992,000
Accounts receivable, net	1,757,374	1,621,238
Inventories	2,978,884	2,870,342
Other current assets	978,874	53,904
Property and equipment, net	4,756,725	4,896,472
Other assets	94,883	94,883

Total assets	$25,587,494	$28,704,107

Current liabilities	$3,022,633	$3,795,403
Long-term liabilities	7,711,031	7,850,891
Total shareholders’ equity	14,853,830	17,057,813

	Three Months Ended March 31,
	2003	2002
Cash Flow Data:
Net cash used in operating activities	$(3,833,614)	$(3,680,977)

Net cash used in investing activities	$(159,480)	$(271,100)

Net cash used in financing activities	$(209,315)	$(108,464)

Effect of exchange rate changes on cash and cash equivalents	$55,895	$37,689

Source: Orthovita, Inc.